ISSUER FREE WRITING PROSPECTUS

DATED NOVEMBER 27, 2019

Filed pursuant to Rule 433

Registration No. 333-234502

1 Healthcare Trust, Inc. Third Quarter 2019 Investor Presentation November 2019

Disclaimer

HTI
HEALTHCARE TRUST INC

Healthcare Trust ("HTI") has filed a registration statement (including a prospectus) (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") for the offering pursuant to which this presentation relates. Before you invest, you should read the prospectus in the Registration Statement and other documents HTI has filed with the SEC for more complete information about HTI and the offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, B. Riley FBR, Inc. will arrange to send you the prospectus if you request it by calling (703) 312-9580 or by emailing prospectuses@brileyfbr.com.

Capitalized terms used but not defined in this presentation have the meanings given to them in the Registration Statement. References in this presentation to the "Company," "we," "us" and "our" refer to HTI and its consolidated subsidiaries.

The statements in this presentation that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words "anticipates," "believes," "expects," "estimates," "projects," "plans," "intends," "may," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those contemplated by such forward-looking statements, including those set forth in the section titled Risk Factors of the Registration Statement filed with the SEC on November 27, 2019 and HTI's Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in HTI's subsequent reports. Please see pages 15 and 16 for further information. Further, forward-looking statements speak only as of the date they are made, and HTI undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

This presentation includes estimated projections of future operating results. These projections were not prepared in accordance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. This information is not fact and should not be relied upon as being necessarily indicative of future results; the projections were prepared in good faith by management and are based on numerous assumptions that may prove to be wrong. Important factors that may affect actual results and cause the projections to not be achieved include, but are not limited to, risks and uncertainties relating to the company and other factors described in the section titled Risk Factors of the Registration Statement filed with the SEC on November 27, 2019 and HTI's Annual Report on Form 10-K for the year ended December 31, 2018 filed on March 14, 2019 and all other filings with the SEC after that date. The projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in the estimates. Accordingly, there can be no assurance that the estimates will be realized.

This presentation includes certain non-GAAP financial measures, including funds from operations ("FFO") and net operating income ("NOI"). FFO and NOI are non-GAAP measures of our financial performance and should not be considered as alternatives to net income as a measure of financial performance, or any other performance measure derived in accordance with GAAP and they should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. The reconciliations of net income to FFO and NOI for the applicable period are set forth on pages 19 through page 21 to this presentation.

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3 Term Sheet Issuer Healthcare Trust, Inc. (the “Issuer”) Security Series A Cumulative Redeemable Perpetual Preferred Stock (the “Series A Preferred Stock”) Proposed Ticker / Exchange HTIA / NASDAQ Offering Size $35,000,000 (1) Shares Offered 1,400,000 (1) Overallotment Option 15% Liquidation Preference $25.00 Dividends 7.375% area (1) Optional Redemption No mandatory redemption. Will be callable by the Issuer in whole or in part in five years at liquidation preference, plus acc rue d but unpaid dividends. Special Optional Redemption – During a Delisting Event During any period of time (whether before or after December 2024), the Series A Preferred Stock ceases to be listed or quoted on an exchange or quotation system (a “Delisting Event”), the Issuer will have the option, subject to certain conditions, to red eem the outstanding Series A Preferred Stock, in whole or in part, after the Delisting Event, for a redemption price of $25.00 per sh are , plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, t he redemption date on each share of Series A Preferred Stock to be redeemed. Special Optional Redemption – Upon a Change of Control Upon the occurrence of a Change of Control (as defined in the Offering Document), the Issuer may, at its option, redeem the shares of Series A Preferred Stock, in whole or in part within 120 days after the first date on which the Change of Control occurred, by paying $25.00 per share, plus an amount equal to all dividends accrued and unpaid (whether or not authorized or declared), if any, to, but not including, the redemption date. Conversion Rights The Series A Preferred Stock is not convertible except in connection with the Change of Control Conversion Right (as defined in the Offering Document). Delisting Penalty The Issuer will list the Series A Preferred Stock on a national securities exchange. During a Delisting Event, the dividend r ate will increase by 2.00%. Use of Proceeds General corporate purposes, which may include purchases of additional properties. Bookrunning Managers B. Riley FBR, D.A. Davidson & Co., Ladenburg Thalmann & Co., William Blair & Co. Co - Managers National Securities, Boenning & Scattergood, Wedbush Securities (1) Actual offering size and pricing may differ materially from the figures shown; offering size and pricing to be determined by neg otiations between the Issuer and the underwriters.

Strategic Overview

HTI
HEALTHCARE TRUST INC

Healthcare Trust Inc. ("HTI" or the "Company") is a $2.6 billion[1] healthcare real estate portfolio focused on Medical Office Buildings ("MOB") and Senior Housing Operating Properties ("SHOP")

High Quality Portfolio	✓ High quality portfolio containing 193 healthcare properties comprised of 48% MOB, 43% SHOP and 9% Triple-Net Leased Healthcare Facilities ("NNN")[2] ✓ The MOB portfolio continues to generate predictable and stable rent cash flow with leases featuring contractual rent increases ✓ The SHOP portfolio is actively managed by a dedicated senior housing management team, focusing on value enhancement through increased Occupancy[3], successful operator transitions and select portfolio recycling
Robust Acquisition Program[4]	✓ Acquired four properties for a contract purchase price of $45 million in Q3'19 including one single-tenant and two multi-tenant MOBs for approximately $12 million at a 7.3% weighted average Cap Rate[3] and one SHOP property for $33 million ✓ Acquired nine properties for a contract purchase price of $85 million year-to-date, including three single-tenant and five multi-tenant MOBs for approximately $52 million at a 7.5% weighted average Cap Rate and one SHOP property for $33 million ✓ Robust $113 million pipeline[4] of six MOB properties to be acquired at a 7.3% weighted average Cap Rate for $33 million and four SHOP properties for an aggregate purchase price of $80 million
Conservative Balance Sheet	✓ Conservative Net Leverage[3] of 38.7% provides balance sheet flexibility ✓ Strategically locked in attractive long-term interest rates resulting in a weighted average interest rate of 4.5% across the portfolio
Strong Portfolio Performance	✓ Active portfolio management and acquisitions have lead to increased revenues, FFO[3][5] and NOI[3][5] year-over-year
Experienced Management Team	✓ Proven track record with significant public REIT market experience ✓ SHOP portfolio has a dedicated management team lead by John Rimbach along with his key operating personnel from WESTLiving

Segment *($MM)*	Q3 2019	Q3 2018	% Increase
Revenue from Tenants	$95.4	$90.2	**5.8%**
FFO	$10.8	$8.4	**28.6%**
NOI	$34.8	$30.9	**12.6%**

(1) Based on total real estate investments, at cost of $2.5 billion, assets held for sale at carrying value of $70.7 million, net of gross market lease intangible liabilities of $22.9 million as of September 30, 2019.
(2) Based on NOI for the nine months ended September 30, 2019.
(3) See Definitions in the Appendix for a full description.
(4) Please refer to slide 8. Includes pipeline as of November 14, 2019. Definitive purchase and sale agreements ("PSAs") are subject to conditions and letters of intent ("LOI") are non-binding. There can be no assurance these pipeline acquisitions will be completed on their current terms, or at all.
(5) See Appendix for Non-GAAP reconciliations.

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5 (1) Based on square feet as of September 30, 2019, excludes SHOP. Including SHOP, occupancy was 89.0% as of September 30, 2019 an d 8 9.7% as of September 30, 2018. (2) Based on total real estate investments, at cost of $2.5 billion, assets held for sale at carrying value of $70.7 million, net of gross market lease intangible liabilities of $22.9 million as of September 30, 2019. (3) Based on square feet as of September 30, 2019. (4) See Definitions in the Appendix for a full description. Portfolio Snapshot HTI features a high quality portfolio that is nearly 92% leased (1) to top U.S. Healthcare brands PROPERTIES Medical Office Buildings 113 Senior Housing – Operating (SHOP) 61 Senior Housing – NNN 4 Post - Acute Care/Skilled Nursing – NNN 8 Hospitals – NNN 6 Development 1 MOB Senior Housing – Operating Senior Housing – NNN Post Acute/ Skilled Nursing – NNN Hospitals – NNN Occupancy (4) 91.1% 85.1% 100.0% 100.0% 90.7% Weighted Avg. Remaining Lease Term (3)(4) 5.0 Years N/A 11.3 Years 8.1 Years 7.4 Years $2.6 Billion Invested (2) 193 Properties 9.1 Million Rentable Square Feet

6 Other 27% FL 15% PA 13% GA 7% IA 7% MI 7% IL 6% WI 6% CA 4% AZ 4% AR 4% 48% 43% 9% MOB SHOP NNN Dynamic Portfolio Fundamentals HTI is focused on deploying capital into select high quality assets located throughout the United States Select Geographic Mix (1) Based on NOI for the nine months ended September 30, 2019. (2) Based on NOI for the three months ended September 30, 2019. (3) Based on square feet as of September 30, 2019, excludes SHOP. Including SHOP, occupancy was 89.0% as of September 30, 2019 an d 8 9.7% as of September 30, 2018. $35 million NOI (2) Diversified Geographic Asset Exposure MOB and NNN Occupancy (3) High Quality Portfolio Top 10 States (1) 90.5% 91.9% 85.0% 86.0% 87.0% 88.0% 89.0% 90.0% 91.0% 92.0% Q3 2018 Q3 2019 MOB NNN SHOP Development

7 x DaVita (NYSE: DVA) and Fresenius (NYSE: FMS) are industry leading publicly traded companies with a combined market cap of over $30 billion x UPMC is a leading health enterprise with over 85,000 employees and 600 clinical locations x The SHOP portfolio features an offering of core operating brands x HTI remains committed to developing strong partnerships with leading healthcare brands which we believe delivers benefits for patients and other stakeholders Strategic Partners HTI partners with top healthcare brands in well established markets (1) Market capitalization data as of November 13, 2019. MOB SHOP

Robust Acquisitions and Pipeline

HTI
HEALTHCARE TRUST INC

Closed on $45 million of acquisitions in Q3'19 including a three property portfolio of high quality MOBs for $12 million at a weighted average Cap Rate of 7.3% and a 80,000 square foot SHOP property for $33 million

($ in millions, square feet in thousands and lease term remaining in years)

Closed Transactions (as of September 30, 2019)	Property Type	State	Number of Properties	Square Feet	Purchase Price[1]	Wgt. Avg. Cap Rate[2][4]	Lease Term Remaining[2]	Closed
Wisconsin MOB Portfolio	MOB: Multi-Tenant	WI	3	115	$30.2		7.0	Q1'19
Lancaster Medical Arts Building	MOB: Single-Tenant	PA	1	31	$5.6		7.3	Q2'19
Women's Healthcare Group	MOB: Single-Tenant	PA	1	21	$4.4		10.0	Q2'19
Pioneer Spine & Sports	MOB: Single-Tenant (1) / Multi-Tenant (2)	MA	3	37	$12.2		8.3	Q3'19
Felicita Vida	SHOP	CA	1	80	$33.0		N/A	Q3'19
Total Closed 2019			**9**	**284**	**$85.4**	**7.5%**	**7.6**	

Pipeline[3]	Property Type	State	Number of Properties	Square Feet	Purchase Price[1]	Wgt. Avg. Cap Rate[2][4]	Lease Term Remaining[2]	Status
Swedish American Clinic	MOB: Multi-Tenant	IL	1	25	$7.7		9.0	PSA Executed
South Texas Radiology and Imaging	MOB: Single-Tenant	TX	2	29	$7.0		20.0	LOI Executed
UPMC Pinnacle Medical Office	MOB: Single-Tenant	PA	3	50	$18.6		9.5	PSA Executed
Cedarhurst Portfolio	SHOP	IL	3	178	$58.0		N/A	PSA Executed
Bayshore Memory Care	SHOP	FL	1	54	$21.9		N/A	LOI Executed
Total Under Agreement 2019			**10**	**336**	**$113.2**	**7.3%**	**12.3**	
Total Closed + Under Agreement 2019			**19**	**620**	**$198.6**	**7.4%**	**9.2**	

(1) Represents the contract purchase price and excludes capitalized acquisitions costs per GAAP.
(2) See Definitions in the Appendix for a full description.
(3) Includes pipeline as of November 14, 2019. Definitive PSAs are subject to conditions and LOI are non-binding. There can be no assurance these pipeline acquisitions will be completed on their current terms, or at all.
(4) Excludes SHOP properties.

8

Conservative Leverage Profile

HTI
HEALTHCARE TRUST INC

HTI continues to manage its capital structure by extending the Company's weighted average debt maturities and locking in what we believe are attractive long-term financing rates

Debt Capitalization[(1)]	($mm)
Mortgage Notes Payable	$443
Fannie Mae Master Revolving Credit Facilities	$359
Total Secured Debt	**$802**
Credit Facility – Revolving Credit Facility and Term Loan[(2)]	$314
Total Unsecured Debt[(2)]	**$314**
Total Debt	**$1,116**
Weighted Average Interest Rate[(3)]	**4.5%**

Key Capitalization Metrics	($mm)
Net Debt[(1)(4)]	$1,064
Net Leverage[(4)]	**38.7%**

Balanced Capital Structure

Mortgage Debt

- On April 10, 2018, HTI entered into a $119 million Multi-Property CMBS Loan with KeyBank. This loan locked in a fixed interest rate of 4.60% with a 10-year term through 2028
- HTI's largest mortgage loan is its $250 million MOB Loan which closed on June 30, 2017 at a 4.44% interest rate and matures in 2022
- The Company has several other mortgage loans with an aggregate balance of $83 million, secured by individual or pools of properties, of which approximately $42 million was repaid in October 2019 with proceeds from HTI's revolving credit facility, resulting in a lower interest rate
- The weighted-average interest rate of the mortgage debt was 4.43% as of September 30, 2019

Credit Facilities

- The Fannie Mae Master Credit Facilities are made up of two facilities provided by KeyBank and Capital One. The combined facility is secured by mortgages on 22 seniors housing properties
- In March 2019, HTI amended and restated its credit facility which increasing total commitments by $65 million and extended maturity until 2024

Note: Metrics as of and for the three months ended September 30, 2019. As of September 30, 2019, HTI had $52.4 million of cash and equivalents and the current availability under the revolving credit facility was $19.8 million. Until January 1, 2020, we are subject to a covenant requiring us to maintain a combination of cash, cash equivalents and availability for future borrowings under the revolving credit facility totaling at least $50.0 million.

(1) Excludes the effect of deferred financing costs, net and mortgage premiums/discounts, net.
(2) The equity interests and related rights in our wholly owned subsidiaries that directly own or lease the eligible unencumbered real estate assets comprising the borrowing base of HTI's credit facility are pledged for the benefit of the lenders thereunder. These real estate assets are not available to satisfy other debts and obligations, or to serve as collateral for any new indebtedness, unless the existing indebtedness secured by these properties is repaid or otherwise refinanced.
(3) Weighted average interest rate based on balance outstanding as of September 30, 2019.
(4) See Definitions in the Appendix for a full description.

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10 4.5% 4.4% Q3 2018 Q3 2019 $8 $11 Q3 2018 Q3 2019 Enhanced Operating Performance HTI remains focused on increasing earnings while driving down cost of debt Funds From Operations (FFO) Net Operating Income (NOI) Revenues from Tenants Mortgage Interest Rate $31 $35 Q3 2018 Q3 2019 $90 $95 Q3 2018 Q3 2019 ($ in millions) ($ in millions) ($ in millions)

11 Experienced Leadership Team Katie Kurtz Chief Financial Officer, Secretary, and Treasurer Ms . Kurtz currently serves as the Chief Financial Officer, Treasurer and Secretary of the Company . Ms . Kurtz is also Chief Financial Officer for American Finance Trust, Inc . (NASDAQ : AFIN) . She is a certified public accountant in New York State, holds a B . S . in Accountancy and a B . A . in German from Wake Forest University and a Master of Science in Accountancy from Wake Forest University . Leslie D. Michelson Non - Executive Chairman, Audit Committee Chair Mr . Michelson has served as the chairman and chief executive officer of Private Health Management, a retainer - based primary care medical practice management company since April 2007 . Mr . Michelson served as Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation, the world’s largest private source of prostate cancer research funding, from April 2002 until December 2006 and served on its board of directors from January 2002 until April 2013 . David Ruggiero Vice President, Acquisitions Mr . Ruggiero currently serves as Vice President at the Company’s advisor with a primary focus on acquisitions . Mr . Ruggiero has over 20 years of commercial real estate experience and has advised on over $ 3 billion in healthcare real estate dispositions, acquisitions and financings . He earned an MS in Finance from Kellstadt Graduate School of Business at DePaul University and a BA from DePaul University . Trent Taylor Vice President, Asset Management Mr . Taylor currently serves as Vice President at the Company’s advisor with a primary focus on asset management and leasing . Mr . Taylor has over 12 years of commercial real estate and development experience . He earned an MS in Real Estate from New York University and BA in Accounting & Finance from the University of Central Florida . Michael Weil Chief Executive Officer Mr . Weil was named Healthcare Trust Inc . ’s chief executive officer on August 23 , 2018 , which went into effect on September 12 , 2018 . He is a founding partner of AR Global, and has served as a leading executive and board member on several publicly - traded and non - traded real estate companies . Additionally, he previously served as the Senior VP of sales and leasing for American Financial Realty Trust . Mr . Weil also served as president of the Board of Directors of the Real Estate Investment Securities Association . John Rimbach President of Healthcare Facilities Mr . Rimbach brings a strong expertise in seniors housing management which he established over a 30 - year career . Prior to joining the Company’s advisor, Mr . Rimbach served as President/CEO and Founder of WESTLiving, LLC, where he provided overall leadership and strategic direction for this large seniors housing portfolio . Prior to that, Mr . Rimbach served as COO of AF Evans Company Inc . from 1999 to 2008 , and was the Development Director of NCB Development Corporation from 1993 to 1999 .

12 Dedicated SHOP Team Kimberly Holmes: VP – Operational Analytics ▪ 25 year career in senior housing and hospitality ▪ Her work on financial analysis, planning and benchmarking will translate into operational plans and action items for the portfolio Susan K. Rice, RN: VP – Clinical Operations ▪ 30 year career in the healthcare industry ▪ Extensive knowledge in clinical areas and processes to monitor and validate care outcomes, quality and compliance Patrick Collins: Chief Operating Officer ▪ Patrick’s contribution to the team will be to drive operational performance of HTI's operator/manager partners ▪ His 26 year career touches upon all aspects of operating a senior housing community John Rimbach: President of Healthcare Facilities ▪ Former President, CEO & Founder of WESTLiving ▪ 30 year career in the financing, development, acquisition, ownership and operation of senior housing portfolios Angie Ehlers: VP – Sales & Marketing ▪ Over her 26 year career, Angie has directed sales and marketing efforts at many senior level positions ▪ Her experience allows her to provide unique insight into markets and product positioning for the HTI SHOP portfolio John Rimbach joined the management team of HTI’s advisor along with his key operating personnel from WESTLiving. This experienced group plays an essential role in managing the Company’s significant operating portfolio

Strong Corporate Governance

Majority Independent Board of Directors, with additional oversight provided by an audit committee comprised solely of independent directors

Board of Directors



Leslie Michelson
Non-Executive Chairman, Audit Committee Chair
- Chairman and Chief Executive Officer of Private Health Management, since April 2007
- Vice Chairman and Chief Executive Officer of the Prostate Cancer Foundation, from April 2002 until December 2006 and served on its board of directors from January 2002 until April 2013



Lee M. Elman
Independent Director
- Independent director of the Company since August 2015
- Founder & President of Elman Investors Inc., an international real-estate investment bank
- 40+ years of real estate investment experience in the US and abroad
- Mr. Elman holds a J.D. from Yale Law School and a B.A. from Princeton University's Woodrow Wilson School of Public and International Affairs



Edward Rendell
Independent Director
- Independent director of the Company since February 2017
- 45th Governor of the Commonwealth of Pennsylvania from 2003 through 2011
- Mayor of Philadelphia from 1992 through 2000



Elizabeth K. Tuppeny
Independent Director, Nominating and Corporate Governance Committee Chair
- Chief Executive Officer and founder of Domus, Inc., since 1993
- 30 years of experience in the branding and advertising industries, with a focus on Fortune 50 companies
- Ms. Tuppeny also founded EKT Development, LLC to pursue entertainment projects in publishing, feature film and education video games



B.J. Penn
Independent Director
- Mr. Penn has served as president of Penn Construction Group, Inc., and as president and chief executive officer of Genesis IV, LLC
- Mr. Penn is the chairman of the board of directors of Spectra Systems Corporation, is a trustee emeritus at the George Washington University and serves on the boards of the National Trust for the Humanities and the Naval Historic Foundation.



Michael Weil
Director
- Founding partner of AR Global
- Previously served as Senior VP of sales and leasing for American Financial Realty Trust
- Served as president of the Board of Directors of the Real Estate Investment Securities Association

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14 Company Highlights HTI remains focused on growing the Company’s high quality MOB and SHOP portfolio while maintaining moderate leverage x High Quality Portfolio of 193 healthcare properties comprised of 48% MOB, 43% SHOP and 9% NNN properties (1) x Robust Acquisition Program of $198.6 million of total acquisitions closed and under agreement year - to - date (2) x Conservative Balance Sheet with modest Net Leverage of 38.7% (3) x Strong Portfolio Performance with year - over - year increases in Revenue, FFO and NOI x Experienced Management Team with a proven track record and significant public REIT experience (1) Based on NOI for the three months ended September 30, 2019. (2) See slide 8 for further details. (3) See Definitions in the Appendix for a full description.

15 Legal Notice

Forward Looking Statements

Certain statements made in this presentation are "forward-looking statements" (as defined in Section 21E of the Exchange Act), which reflect the expectations of the Company regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, market and other expectations, objectives, and intentions, as well as any other statements that are not historical facts.

Our potential risks and uncertainties are presented in the section titled Risk Factors in the Registration Statement filed with the SEC on November 27, 2019 and in the section titled "Item 1A-Risk Factors" disclosed in our Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC on March 14, 2019, and the Company's subsequent Quarterly Reports on Form 10-Q filed with the SEC. We disclaim any obligation to update and revise statements contained in these materials to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. The following are some of the risks and uncertainties relating to us, although not all risks and uncertainties, that could cause our actual results to differ materially from those presented in our forward-looking statements:

- The use of proceeds from the potential offering of Series A Preferred Stock.
- Certain of our executive officers and directors are also officers, managers, employees or holders of a direct or indirect controlling interest in our advisor, Healthcare Trust Advisors, LLC (our "Advisor"), and other entities affiliated with AR Global Investments, LLC (the successor business to AR Capital, LLC, "AR Global"), the parent of our sponsor. As a result, certain of our executive officers and directors, our Advisor and its affiliates face conflicts of interest, including significant conflicts created by our Advisor's compensation arrangements with us and other investment programs advised by affiliates of AR Global and conflicts in allocating time among these investment programs and us. These conflicts could result in unanticipated actions that adversely affect us.
- Although we intend to seek a listing of our shares of common stock on a national stock exchange when we believe market conditions are favorable to do so, there is no assurance that our shares of common stock will be listed. No public market currently exists, or may ever exist, for shares of our common stock and our shares are, and may continue to be, illiquid.
- Due to a dispute with the developer, we have funded excess development costs at our development property in Jupiter, Florida and have not yet received any rental income from the property. There can be no assurance as to when we will begin to generate cash from this investment, if at all.
- Because investment opportunities that are suitable for us may also be suitable for other investment programs advised by affiliates of AR Global, our Advisor and its affiliates face conflicts of interest relating to the purchase of properties and other investments and such conflicts may not be resolved in our favor, meaning that we could invest in less attractive assets, which could reduce the investment return to our stockholders.
- We focus on acquiring and owning a diversified portfolio of healthcare-related assets located in the United States and are subject to risks inherent in concentrating investments in the healthcare industry.
- If our Advisor loses or is unable to obtain qualified personnel, our ability to continue to achieve our investment strategies could be delayed or hindered.
- The healthcare industry is heavily regulated, and new laws or regulations, changes to existing laws or regulations, loss of licensure or failure to obtain licensure could result in the inability of tenants to make lease payments to us.

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17 Forward Looking Statements (Continued) • We are depending on our Advisor to select investments and conduct our operations. Adverse changes in the financial condition of our Advisor and its affiliates or our relationship with our Advisor could adversely affect us. • We are obligated to pay fees, which may be substantial, to our Advisor and its affiliates. • Our revenue is dependent upon the success and economic viability of our tenants, as well as our ability to collect rent from def aulting tenants, which has and may continue to adversely impact our results of operations, and replace them with new tenants, which we may not be able to do on a timely basis, or at all. • We may not be able to achieve our rental rate objectives on new and renewal leases and our expenses could be greater than we ant icipate, which may impact our results of operations. • Increases in interest rates could increase the amount of our debt payments and limit our ability to pay distributions. • Provisions in our credit facility currently restrict us from increasing the rate we pay distributions to our stockholders, an d c ontains other restrictions that limit our ability to pay distributions (including dividends to holders of Series A Preferred Stock or any other preferred stock we may issue) in the future. The holders of Series A Preferred Stock or any other preferred stock we may issue will be entitled to be paid all dividends prior to us paying distributions to the holders of our common stock, which may adversely impact the amount and timing of distributions that we pay on our common stoc k. There can be no assurance that we will be able to continue paying distributions on our common stock at the current rate, or at all. There als o c an be no assurance that we will be able to pay distributions on the Series A Preferred Stock. • We have not generated, and in the future may not generate, operating cash flows sufficient to fund all of the distributions w e p ay to our stockholders, and, as such, we may be forced to fund distributions from other sources, including borrowings, which may not be available on favorabl e t erms, or at all. • Any distributions, especially those not covered by our cash flows from operations, may reduce the amount of capital available fo r other purposes, including investment in properties and other permitted investments and may negatively impact the value of our stockholders’ investment. • We are subject to risks associated with any dislocations or liquidity disruptions that may exist or occur in the credit marke ts of the United States from time to time. • We are subject to risks associated with changes in general economic, business and political conditions including the possibil ity of intensified international hostilities, acts of terrorism, and changes in conditions of United States or international lending, capital and financing ma rke ts. • The offering price and repurchase price for shares of our common stock under our distribution reinvestment plan and our share re purchase program may not, among other things, accurately reflect the value of our assets and may not represent what a stockholder may receive on a sale of the shares, what they may receive upon a liquidation of our assets and distribution of the net proceeds or what a third party may pay to acquire us. • We may fail to continue to qualify to be treated as a REIT for U.S. federal income tax purposes, which would result in higher ta xes, may adversely affect our operations and would reduce the value of an investment in our common stock or Series A Preferred Stock and the cash available fo r distributions.

18 Appendix

19 Definitions FFO : We define FFO, a non - GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the "White Paper") . The White Paper defines FFO as net income or loss computed in accordance with GAAP excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write - downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity . Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non - controlling interest to arrive at FFO attributable to stockholders . Our FFO calculation complies with NAREIT's definition . Lease Term Remaining : Current portfolio calculated from September 30 , 2019 . Pipeline calculated from estimated acquisition date through the contractual lease term . Weighted based on square feet . Net Debt : Total debt of $ 1 . 1 billion per slide 9 less cash and cash equivalents $ 52 million as of September 30 , 2019 . NOI : Defined as a non - GAAP financial measure used by us to evaluate the operating performance of our real estate . NOI is equal to revenue from tenants, less property operating and maintenance . NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss) . Net Leverage : Represents “Net Debt” as defined above divided by total assets of $ 2 . 3 billion plus accumulated depreciation and amortization of $ 421 million as of September 30 , 2019 , shown as a percentage . Occupancy : For NNN and MOB properties, occupancy represents percentage of square footage of which the tenant has taken possession of divided by the respective total rentable square feet as of the date or period end indicated . For SHOP, occupancy represents total units occupied divided by total units available as of the date or period end indicated . Cap Rate : Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight - lined rental income that the property will generate under its existing lease during its first year of ownership . Capitalization rate is calculated by dividing the annualized straight - lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property . The weighted average capitalization rate is based upon square feet .

20 Reconciliation of Non - GAAP Metrics: FFO Funds from Operations (FFO) Reconciliation Schedule Three Months Ended September 30, Nine Months Ended September 30, (In thousands) 2019 2018 2019 2018 Net loss attributable to stockholders (in accordance with GAAP) ($28,789) ($29,607) ($39,954) ($42,548) Depreciation and amortization 19,873 20,269 60,395 61,318 Impairment charges 22,615 17,837 22,634 18,570 Gain on sale of real estate investment (2,715) — (8,793) — Adjustments for non - controlling interests (187) (98) (357) (309) FFO attributable to stockholders 10,797 8,401 33,925 37,031

21 Reconciliation of Non - GAAP Metrics: NOI Three Months Ended September 30 , 2019 (In thousands) Medical Office Buildings Triple - Net Leased Healthcare Facilities Seniors Housing — Operating Properties Consolidated Revenue from tenants $ 25,672 $ 3,783 $ 65,985 $ 95,440 Property operating and maintenance (8,733) (608) (51,314) (60,655) NOI $ 16,939 $ 3,175 $ 14,671 34,785 Impairment charges (22,615) Operating fees to related parties (5,941) Acquisition and transaction related (112) General and administrative (4,782) Depreciation and amortization (20,140) Interest expense (12,990) Interest and other income 11 Loss on sale of real estate investments 2,715 (Loss) gain on non - designated derivatives (2) Income tax expense (benefit) 271 Net income attributable to non - controlling interests 11 Net loss attributable to stockholders $ (28,789) Net Operating Income (NOI) Reconciliation Schedule Three Months Ended September 30 , 2018 (In thousands) Medical Office Buildings Triple - Net Leased Healthcare Facilities Seniors Housing — Operating Properties Consolidated Revenue from tenants $ 24,186 $ 4,836 $ 61,169 $ 90,191 Property operating and maintenance (6,982) (5,840) (46,476) (59,298) NOI $ 17,204 $ (1,004) $ 14,693 30,893 Impairment charges (17,837) Operating fees to related parties (5,743) Acquisition and transaction related (40) General and administrative (4,441) Depreciation and amortization (20,466) Interest expense (12,597) Interest and other income 16 (Loss) gain on non - designated derivatives 18 Income tax expense (benefit) 550 Net income attributable to non - controlling interests 40 Net loss attributable to stockholders $ (29,607)

22 Reconciliation of Non - GAAP Metrics: NOI Nine Months Ended September 30 , 2018 (In thousands) Medical Office Buildings Triple - Net Leased Healthcare Facilities Seniors Housing — Operating Properties Consolidated Revenue from tenants $ 73,383 $ 14,779 $ 182,424 $ 270,586 Property operating and maintenance (22,327) (6,197) (137,637) (166,161) NOI $ 51,056 $ 8,582 $ 44,787 104,425 Impairment charges (18,570) Operating fees to related parties (17,233) Acquisition and transaction related (333) General and administrative (12,705) Depreciation and amortization (62,099) Interest expense (35,962) Interest and other income 21 (Loss) gain on non - designated derivatives 46 Income tax expense (benefit) (225) Net income attributable to non - controlling interests 87 Net loss attributable to stockholders $ (42,548) Nine Months Ended September 30 , 2019 (In thousands) Medical Office Buildings Triple - Net Leased Healthcare Facilities Seniors Housing — Operating Properties Consolidated Revenue from tenants $ 75,997 $ 10,780 $ 193,668 $ 280,445 Property operating and maintenance (23,702) (1,420) (147,136) (172,258) NOI $ 52,295 $ 9,360 $ 46,532 108,187 Impairment charges (22,634) Operating fees to related parties (17,535) Acquisition and transaction related (161) General and administrative (15,394) Depreciation and amortization (61,124) Interest expense (39,739) Interest and other income 15 Loss on sale of real estate investments 8,793 (Loss) gain on non - designated derivatives (50) Income tax expense (benefit) (364) Net income attributable to non - controlling interests 52 Net loss attributable to stockholders $ (39,954) Net Operating Income (NOI) Reconciliation Schedule

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